EXHIBIT 10.4
NEWELL RUBBERMAID INC. 2003 STOCK PLAN
PERFORMANCE SHARE AWARD AGREEMENT
     This Performance Share Award (the “Award”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of Newell Rubbermaid Inc., a Delaware corporation (the “Company”), is granted as of March 22, 2006 (the “Award Date”) by the Company to Mark D. Ketchum (the “Grantee”), and shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective February 8, 2006 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:
     1. Acceptance by Grantee. The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided below and the return of an executed copy of this agreement to the Human Resources — Compensation department of the Company no later than 60 days after the Award Date.
     2. Issuance of Shares. Prior to March 15, 2007, the Grantee shall be entitled to receive a number of shares of Common Stock (the “Award Shares”) equal to the sum of the following, not to exceed Fifty Thousand (50,000) shares in the aggregate: (i) a number of shares equal to the Payout Percentage multiplied by Twenty-Five Thousand (25,000); and (ii) a number of shares equal to Twenty-Five Thousand. The number of Award Shares specified in the foregoing clause (ii) shall be issued upon the reasonable satisfaction of the Board of Directors of the Company with the Grantee’s job performance during the calendar year ending December 31, 2006 in areas such as advancement of the Company’s marketing and new product development efforts, successful implementation of the previously approved restructuring program, reduction of supply chain costs and other productivity initiatives, streamlining of non-strategic Selling, General & Administrative Expenses, and other corporate initiatives; and the number of Award Shares issuable pursuant to clause (ii) shall be subject to reduction, in the sole discretion of the Board of Directors, to the extent the Board of Directors is not reasonably satisfied with such job performance. For purposes of this Award, “Payout Percentage” shall mean the percentage, not to exceed 100%, of the target cash bonus earned by Grantee under the Company’s Management Cash Bonus Plan for the 12-month period ending December 31, 2006.
     3. Transfer Restrictions. This Award shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee (or his estate or personal representative, as the case may be). Award Shares, once issued, shall be freely transferable and subject to no restrictions on transfer, other than any such restrictions arising under federal, state or foreign securities laws.
     4. Termination of Employment. This Award is not subject to forfeiture, and shall remain in full force and effect notwithstanding any termination of the Grantee’s employment with the Company or any of its affiliates. In the event that any termination of the Grantee’s employment occurs on or prior to December 31, 2006, the Payout Percentage shall nevertheless be determined, solely for purposes of determining the number of Award Shares issuable pursuant to clause (ii) of Section 2 above (and not for purposes of any cash bonus payout), as if the Grantee remained employed on December 31, 2006. The foregoing provisions of this Section 4 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the vesting of an Award in connection with the Grantee’s termination of employment shall supercede any inconsistent or contrary provision of this Section 4.
     5. Withholding Taxes. If applicable, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for Award Shares. Payment of such taxes may be made by a method specified in the Plan and approved by the Committee.

     6. Rights as Stockholder. Prior to the issuance of the Award Shares, the Grantee shall not possess any rights of a stockholder in respect of such shares by virtue of this Award. Upon issuance of the Award Shares, the Grantee shall be entitled to all of the rights of a stockholder of the Company with respect to the Award Shares, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Award Shares from the Payout Date.
     7. Share Delivery. Delivery of the Award Shares will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or, provided that the Grantee has complied with all obligations and conditions set forth in the Plan and this Agreement, the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such Award Shares.
     8. Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt.
     9. Performance Goals. The portion of this Award specified in clause (i) of Section 2 above is intended qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The parties acknowledge that the issuance of such portion of the Award Shares will be determined based on the same performance goals that are utilized for determining cash awards under the Company’s Management Cash Bonus Plan for the 12-month period ending December 31, 2006, and that such goals have been established in accordance with Sections 3.3 and 9.2 of the Plan and Section 162(m) of the Code. Following the completion of such 12-month period, the Committee shall determine, in its sole judgment, the extent to which such performance goals have been achieved and shall authorize the issuance of Award Shares to the Grantee in accordance with the terms of this Award.
     10. Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

     IN WITNESS WHEREOF, this Agreement is executed by the Company and the Grantee this ___day of _______________, 2006, effective as of the 22nd day of March, 2006.

NEWELL RUBBERMAID INC.
By:

Title:

GRANTEE

Mark D. Ketchum